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                                                                   EXHIBIT 2.1.2

                          SECOND AMENDATORY AGREEMENT

        THIS SECOND AMENDATORY AGREEMENT (this "AGREEMENT") is dated September 27, 2002 but is effective as of May 29, 2002 and is by and among Newfield Exploration Company, a Delaware corporation ("PARENT"), and EEX Corporation, a Texas corporation ("COMPANY").

        WHEREAS, the parties to this Agreement also are parties to that certain Amended and Restated Agreement and Plan of Merger dated as of May 29, 2002 (the "MERGER AGREEMENT");

        NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree, effective as of the date of this Agreement, as follows:

        1.    The parties hereto hereby amend the Merger Agreement to add a new
Section 7.16 as follows:

      7.16   BP AREA OF MUTUAL INTEREST.

             (a) Company shall use all reasonable efforts to cause BP Exploration & Production Inc. ("BP") to amend the AMI Agreement (as defined below) to substitute the date January 15, 2003 for the date November 30, 2002 each time it appears in the AMI Agreement. If the AMI Agreement has not been amended as provided in the foregoing sentence by November 27, 2002, Parent may direct Company to, and Company shall: (i) pursuant to Paragraph 1 of the AMI Agreement, provide written notification to BP of its desire to revise the AMI Provisions (as defined in the AMI Agreement) to limit the area of mutual interest depths, (ii) enter into discussions with BP pursuant to Paragraph 2 of the AMI Agreement, (iii) use all reasonable efforts to cause BP to agree to definitions of the "Weld" that are substantially consistent with the definitions agreed to by Company and Parent for purposes of the Master Conveyance, (iv) provide Parent with regular updates on the status of, and confer with Parent regarding, discussions with BP and (v) not agree to any definitions of the "Weld" that are not substantially consistent with the definitions agreed to by Company and Parent for purposes of the Master Conveyance without the prior written consent of Parent, which consent shall not be unreasonably withheld.

             (b) Parent acknowledges that (i) Company can give no assurance that it will obtain the agreement of BP to revise the AMI Provisions to limit the depths of the area of mutual interest, (ii) BP and Company may not agree to the definitions of the "Weld," which would result in the termination of the AMI Provisions and (iii) the termination of the AMI Provisions pursuant to the last sentence of Paragraph 2 of the AMI Agreement shall not be deemed a Company Material Adverse Effect.

             (c)    For purposes of this Section 7.16, the "AMI AGREEMENT" means that certain letter agreement by and between Company and BP dated
       May 8, 2002 and agreed to by BP on May 21, 2002 as amended by that certain letter agreement by and between Company and BP dated July 17, 2002 and agreed to and accepted by BP on July 25, 2002.
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        2.  The parties hereto hereby amend Section 10.1(e) of the Merger
Agreement by replacing the date November 30, 2002 with the date December 31, 2002.

        3. The Merger Agreement, as amended by the foregoing provisions of this Agreement, is hereby restated in its entirety as set forth in Annex A hereto.

        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                              NEWFIELD EXPLORATION COMPANY


                                               By:    /s/ DAVID A. TRICE
                                                  ---------------------------
                                                    David A. Trice
                                                    President and Chief
                                                    Executive Officer

                                               EEX CORPORATION

                                               By:  /s/  RICHARD L. EDMONSON
                                                  ---------------------------
                                                    Richard L. Edmonson
                                                    Senior Vice President,
                                                    General Counsel
                                                      and Corporate Secretary


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